Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2018	Quarter Ended June 30, 2017
Diluted earnings per share	$0.85	$0.63
Net Income	$2,324,000	$1,726,000
Return on average common equity	12.94%	10.15%
Return on average assets	1.30%	1.01%

Millersburg, Ohio – July 24, 2018 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced second quarter 2018 net income of $2,324,000, or $.85 per basic and diluted share, as compared to $1,726,000, or $.63 per basic and diluted share, for the same period in 2017. Income before federal income tax amounted to $2.9 million, an increase of 16.1% over the same quarter in the prior year.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 12.94% and 1.30%, respectively, compared with 10.15% and 1.01% for the second quarter of 2017.

Eddie Steiner, President and CEO stated, “Average loan balances increased for the eleventh consecutive quarter, while net interest margin improved to 3.98%. Average deposit and loan balances have each increased approximately 9% from year ago levels.”

Net interest income and noninterest income, on a fully-taxable equivalent basis, totaled $7.9 million during the quarter, an 11% increase from the prior-year second quarter. Net interest income increased $702 thousand, or 12%, in the second quarter of 2018 compared to the same period in 2017.

Loan interest income including fees increased $931 thousand during second quarter 2018 as compared to the same quarter in 2017. Average total loan balances during the current quarter were $44 million higher than the year ago quarter.

The net interest margin was 3.98% compared to 3.75% for second quarter 2017. The tax equivalency effect on the margin dropped to 0.03% from 0.06% a result of the reduction in the corporate income tax rate in 2018.

Noninterest income increased by $108 thousand, or 10%, in the second quarter of 2018 compared to 2017. The increase reflects growth in trust and brokerage income, debit card fee income, and service charges on deposit accounts.

Noninterest expense amounted to $4.6 million during the quarter, an increase of $931 thousand, or 25%, from second quarter 2017. More than half of the comparative increase stems from second quarter 2017 reversal of a $540 thousand provision for unfunded loan commitments due to the impairment of a commercial line of credit. In other categories, salary and employee benefits rose $246 thousand, or 10%, compared to the prior year quarter with increases in headcount, salary, and employment taxes. Marketing and public relations expense increased by $30 thousand, or 34%, on a quarter over quarter basis primarily on expanded channel advertising and increasing community donations. The Company’s second quarter efficiency ratio was 58.4% as compared to 51.5% for the same quarter in the prior year.

Federal income tax provision totaled $553 thousand in second quarter 2018, as compared to $751 thousand tax provision for the same quarter in 2017. The effective tax rate decreased from 30% to 19% a result of the Tax Cuts and Jobs Act enacted on December 22, 2017.

Average total assets during the quarter amounted to $716 million, an increase of $29 million, or 4%, above the same quarter of the prior year. Average loan balances of $535 million increased $44 million, or 9%, from the prior year second quarter while average securities balances of $119 million decreased $14 million, or 10%, as compared to second quarter 2017.

Average commercial loan balances for the quarter, including commercial real estate, increased $32 million, or 9%, from prior year levels. Average residential mortgage balances increased $11 million, or 7%, over the prior year’s quarter. Average consumer credit balances increased $2 million, or 11%, versus the same quarter of the prior year.

Nonperforming assets decreased $2 million from December 31, 2017 to $4.4 million, or 0.82%, of total loans plus other real estate at June 30, 2018. The decrease in nonperforming loans is the result of the liquidation of a $1.7 million credit facility during first quarter 2018. At June 30, 2018, approximately $1.8 million of the non-performing loan total is guaranteed by either USDA or the SBA. Delinquent loan balances as of June 30, 2018 declined to 1.06% of total loans as compared to 1.53% at December 31, 2017 and 1.31% at June 30, 2017.

Net loan losses during second quarter 2018 were $39 thousand, or 0.03% annualized, compared to second quarter 2017 net loan losses of $10 thousand. The allowance for loan losses amounted to 1.11% of total loans at June 30, 2018 as compared to 1.08% of total loans on December 31, 2017 and 1.26% at June 30, 2017.

Average deposit balances grew on a year over year comparison by $47 million, or 9%, partially on the strength of customer response to higher rates paid on insured deposits. During the second quarter 2018, increases in average deposit balances over the prior year quarter included interest-bearing demand accounts of $28 million; savings accounts of $11 million; time deposits of $5 million, and non-interest bearing checking accounts of $3 million. The average balance of securities sold under repurchase agreement during the second quarter of 2018 decreased by $14 million, or 25%, compared to the average for the same period in the prior year. During 2017, a new corporate overnight cash management product was established within interest-bearing checking and at June 30, 2018 the new product had balances of $17 million.

Shareholders’ equity totaled $72.6 million on June 30, 2018 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.4% on June 30, 2018 and 9.2% on June 30, 2017. The Company declared a second quarter dividend of $0.24 per share, a $.04 per share increase over second quarter 2017, producing an annualized yield of 2.5% based on the June 30, 2018 closing price of $39.00.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $723 million as of June 30, 2018. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fifteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(unaudited)	Quarters
(Dollars in thousands, except per share data) EARNINGS	2018 2nd Qtr	2018 1st Qtr	2017 4th Qtr	2017 3rd Qtr	2017 2nd Qtr	2018 6 months	2017 6 months
Net interest income FTE (a)	$6,697	$6,436	$6,532	$6,300	$6,046	$13,133	$12,001
Provision for loan losses	324	324	180	280	845	648	685
Other income	1,168	1,145	1,120	1,054	1,060	2,313	2,166
Other expenses	4,619	4,537	4,696	4,286	3,688	9,156	8,334
FTE adjustment (a)	45	47	96	96	96	92	189
Net income	2,324	2,164	1,779	1,866	1,726	4,488	3,456
Diluted earnings per share	0.85	0.79	0.65	0.68	0.63	1.64	1.26

PERFORMANCE RATIOS
Return on average assets (ROA)	1.30%	1.25%	0.99%	1.05%	1.01%	1.28%	1.03%
Return on average common equity (ROE)	12.94%	12.33%	10.02%	10.62%	10.15%	12.64%	10.34%
Net interest margin FTE (a)	3.98%	3.95%	3.84%	3.77%	3.75%	3.97%	3.80%
Efficiency ratio	58.41%	59.52%	60.99%	57.89%	51.49%	58.97%	58.42%
Number of full-time equivalent employees	174	171	174	169	169

MARKET DATA
Book value/common share	$26.47	$25.90	$25.72	$25.47	$25.06
Period-end common share mkt value	39.00	35.95	33.11	30.50	30.60
Market as a % of book	147.34%	138.80%	128.73%	119.75%	122.11%
Price-to-earnings ratio	13.13	13.07	12.78	11.47	11.81
Cash dividends/common share	$0.24	$0.24	$0.22	$0.22	$0.20	$0.48	$0.40
Common stock dividend payout ratio	28.24%	30.38%	33.85%	32.35%	31.75%	29.27%	31.75%
Average basic common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Average diluted common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Period end common shares outstanding	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$106,947	$98,584	$90,796	$83,638	$83,913

ASSET QUALITY
Gross charge-offs	$45	$303	$19	$1,138	$34	$348	$47
Net (recoveries) charge-offs	39	295	12	1,133	10	334	(313)
Allowance for loan losses	5,918	5,633	5,604	5,436	6,289
Nonperforming assets (NPAs)	4,399	4,622	6,522	4,930	6,036
Net charge-off (recovery) /average loans ratio	0.03%	0.23%	0.01%	0.89%	0.01%	0.13%	(0.13)%
Allowance for loan losses/period-end loans	1.11	1.06	1.08	1.07	1.26
NPAs/loans and other real estate	0.82	0.87	1.26	0.97	1.21
Allowance for loan losses/nonperforming loans	134.52	122.40	85.93	110.27	104.19

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.41%	9.50%	9.33%	9.18%	9.20%
Average equity to assets	10.06	10.16	9.84	9.93	9.93
Average equity to loans	13.47	13.50	13.76	13.81	13.90
Average loans to deposits	90.77	91.89	88.33	90.30	90.42

AVERAGE BALANCES
Assets	$715,902	$700,394	$715,799	$702,040	$686,403	$708,198	$676,655
Earning assets	674,699	660,772	674,234	662,432	646,859	667,777	637,242
Loans	534,852	527,315	511,805	504,943	490,359	531,107	485,534
Deposits	589,211	573,855	579,433	559,195	542,308	581,576	531,380
Shareholders’ equity	72,039	71,173	70,419	69,737	68,184	71,608	67,377

ENDING BALANCES
Assets	$723,299	$699,967	$707,063	$710,824	$696,891
Earning assets	681,200	662,779	664,365	669,483	657,249
Loans	535,427	530,395	516,830	509,458	498,625
Deposits	595,073	576,418	583,259	571,626	547,104
Shareholders’ equity	72,578	71,019	70,532	69,838	68,726

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited) (Dollars in thousands, except per share data)	June 30, 2018	June 30, 2017
ASSETS
Cash and cash equivalents
Cash and due from banks	$14,956	$15,445
Interest-earning deposits in other banks	28,275	23,351
Federal Funds Sold	—	—

Total cash and cash equivalents	43,231	38,796
Securities
Available-for-sale, at fair-value	90,808	102,974
Held-to-maturity	21,882	27,169
Equity securities	94	84
Restricted stock, at cost	4,614	4,614

Total securities	117,398	134,841
Loans held for sale	100	432
Loans	535,427	498,625
Less allowance for loan losses	5,918	6,289

Net loans	529,509	492,336
Premises and equipment, net	9,563	8,633
Goodwill and core deposit intangible	4,945	5,053
Bank owned life insurance	13,384	13,045
Accrued interest receivable and other assets	5,169	3,755

TOTAL ASSETS	$723,299	$696,891

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$178,343	$169,241
Interest-bearing	416,730	377,863

Total deposits	595,073	547,104
Short-term borrowings	44,155	56,932
Other borrowings	8,827	21,781
Accrued interest payable and other liabilities	2,666	2,348

Total liabilities	650,721	628,165

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2018 and 2017	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	50,736	44,987
Treasury stock at cost — 238,360 shares in 2018 and 2017	(4,784)	(4,784)
Accumulated other comprehensive (loss) income	(1,818)	79

Total shareholders’ equity	72,578	68,726

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$723,299	$696,891

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Interest and dividend income:
Loans, including fees	$6,515	$5,584	$12,654	$11,033
Taxable securities	594	598	1,197	1,196
Nontaxable securities	152	174	313	339
Other	83	57	129	91

Total interest and dividend income	7,344	6,413	14,293	12,659

Interest expense:
Deposits	560	307	1,014	574
Other	132	156	238	273

Total interest expense	692	463	1,252	847

Net interest income	6,652	5,950	13,041	11,812
Provision for loan losses	324	845	648	685

Net interest income after provision for loan losses	6,328	5,105	12,393	11,127

Noninterest income
Service charges on deposit accounts	300	268	584	559
Trust services	217	152	436	359
Debit card interchange fees	323	296	636	584
Gain on sale of loans	60	61	137	103
Gain on sale of securities	—	—	4	—
Other	268	283	516	561

Total noninterest income	1,168	1,060	2,313	2,166

Noninterest expenses
Salaries and employee benefits	2,718	2,472	5,355	4,931
Occupancy expense	214	214	434	424
Equipment expense	160	171	316	341
Professional and director fees	239	234	551	403
Marketing and public relations	119	89	239	167
Software expense	221	203	434	413
Debit card expense	126	141	242	271
Provision for unfunded loan commitments	—	(540)	—	—
Other expenses	822	704	1,585	1,384

Total noninterest expenses	4,619	3,688	9,156	8,334

Income before income tax	2,877	2,477	5,550	4,959
Federal income tax provision	553	751	1,062	1,503

Net income	$2,324	$1,726	$4,488	$3,456

Net income per share:
Basic	$0.85	$0.63	$1.64	$1.26

Diluted	$0.85	$0.63	$1.64	$1.26